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                                                                      EXHIBIT 10


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 26 to Registration Statement No. 2-72724 on Form N-1A of CMA Government Securities Fund of our reports dated May 3, 2002 on each Fund listed below, appearing in each Fund's March 31, 2002 Annual Report.

Name of the Fund
----------------
CMA Money Fund
CMA Government Securities Fund
CMA Treasury Fund

We also consent to the reference to us under the caption "Financial
Highlights" in the Prospectus, which is part of such Registration Statement. We further consent to the use in this Registration Statement of our reports dated February 6, 2003 on Master Money Trust, Master Government Securities Trust and Master Treasury Trust, each appearing in Part B of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
February 6, 2003